Exhibit 99.1

GOLDFIELD ANNOUNCES SHARPLY IMPROVED 2015 RESULTS
MELBOURNE, Florida, March 16, 2016 - The Goldfield Corporation (NYSE MKT: GV) today announced significantly improved financial results for the year ended December 31, 2015. The Goldfield Corporation headquartered in Florida, through its subsidiaries, Power Corporation of America, Southeast Power Corporation and C and C Power Line, Inc., is a leading provider of electrical construction services for the utility industry and industrial customers, with operations primarily in the Southeast and mid-Atlantic regions of the United States, including Texas.
Year Ended December 31, 2015
For the year ended December 31, 2015 compared to 2014:

•	Revenue increased 22.6% to $120.6 million from $98.4 million, attributable to strong growth in master service agreements and other electrical construction work.

•
Income from continuing operations before taxes increased almost ten-fold to $8.2 million from $778,000, despite losses recognized in the first two quarters of this year on the now completed Texas projects. This increase was fueled by over 212% growth in electrical construction operations income before income taxes (a non-GAAP measure)(1) resulting from sharply higher revenues and improved margins. Margins on electrical construction operations operating income increased to 11.0% from 4.9% (a non-GAAP measure).(1)

•	Net income grew to $4.5 million ($0.18 per share) from a net loss of $319,000 ($0.01 loss per share).
Three months ended December 31, 2015
For the three months ended December 31, 2015 compared to 2014:

•
Revenue increased 3.7% to $29.5 million from $28.4 million, despite the absence of large Texas projects that were not replaced in 2015. In the last quarter of 2014, the now completed Texas projects represented over 20% of electrical construction revenue.

•
Income from continuing operations before taxes increased to $3.9 million from a loss of $2.4 million. The loss in the 2014 period primarily resulted from the Texas projects. Margins on electrical construction operations operating income increased to 17.7% from (4.3)% (a non-GAAP measure).(1)

•	Net income grew to $2.3 million ($0.09 per share) from a net loss of $1.6 million ($0.06 loss per share).

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Backlog
Twelve-month electrical construction backlog has remained steady. As of December 31, 2015, $84.7 million of backlog is expected to be realized within twelve months, compared to $85.3 million as of the same date last year. Total backlog, which includes total revenue estimated over the life of an MSA plus estimated revenue from fixed-price contracts, was $202.9 million as of December 31, 2015, compared to $275.0 million as of the same date last year. This decline resulted from completion of some MSA work, not replaced by new work and the reduction in estimated work under certain MSAs. The size and amount of future projects awarded under MSAs cannot be determined with certainty and revenue from such contracts may vary substantially from current estimates.
John H. Sottile, President and Chief Executive Officer of Goldfield said, “The results achieved in 2015 represented a major turnaround for our electrical construction operations. We have made significant strides in both growing our business and improving operating efficiencies. The foundation we have built in 2015 should position us well for 2016.”
About Goldfield
Goldfield is a leading provider of electrical construction services engaged in the construction of electrical infrastructure for the utility industry and industrial customers, primarily in the Southeast and mid-Atlantic regions of the United States, including Texas.
For additional information on our 2015 results, please refer to our Annual Report on Form 10-K being filed with the Securities and Exchange Commission and visit the Company’s website at
http://www.goldfieldcorp.com.
___________________

(1)Non-GAAP Financial Measures - The non-GAAP financial measures used in this earnings release are more fully described in the accompanying supplemental data and reconciliation of non-GAAP financial measures to the reported GAAP measures. The non-GAAP measures in this press release and on The Goldfield Corporation’s website are provided to enable investors and analysts to evaluate the Company’s performance excluding the effects of certain items that impact the comparability of operating results between reporting periods and compare the Company’s operating results with those of its competitors. These measures should be used to supplement, and not in lieu of, results prepared in conformity with GAAP. Because not all companies use identical calculations, this presentation of electrical construction operations operating income may not be comparable to other similarly-titled measures of other companies.

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Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 throughout this document. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” and “continue” or similar words. We have based these statements on our current expectations about future events. Although we believe that our expectations reflected in or suggested by our forward-looking statements are reasonable, we cannot assure you that these expectations will be achieved. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our operations include, among others: the level of construction activities by public utilities; the concentration of revenue from a limited number of utility customers; the loss of one or more significant customers; the timing and duration of construction projects for which we are engaged; our ability to estimate accurately with respect to fixed price construction contracts; and heightened competition in the electrical construction field, including intensification of price competition. Other factors that may affect the results of our operations include, among others: adverse weather; natural disasters; effects of climate changes; changes in generally accepted accounting principles; ability to obtain necessary permits from regulatory agencies; our ability to maintain or increase historical revenue and profit margins; general economic conditions, both nationally and in our region; adverse legislation or regulations; availability of skilled construction labor and materials and material increases in labor and material costs; and our ability to obtain additional and/or renew financing. Other important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company's Risk Factors and Management's Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield's other filings with the Securities and Exchange Commission, which are available on Goldfield's website: http://www.goldfieldcorp.com. We may not update these forward-looking statements, even in the event that our situation changes in the future, except as required by law.

For further information, please contact:
The Goldfield Corporation
Phone:    (321) 724-1700
Email:     investorrelations@goldfieldcorp.com

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The Goldfield Corporation and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenue
Electrical construction	$29,106,590	$28,305,888	$119,616,561	$94,826,620
Other	401,508	136,696	954,610	3,536,650
Total revenue	29,508,098	28,442,584	120,571,171	98,363,270
Costs and expenses
Electrical construction	22,304,579	27,926,540	99,726,789	84,067,942
Other	283,365	120,302	785,405	2,858,699
Selling, general and administrative	1,195,492	1,072,063	4,747,492	4,321,250
Depreciation and amortization	1,609,873	1,549,194	6,559,241	6,064,636
Loss (gain) on sale of property and equipment	44,148	(8,246)	(22,840)	(332,182)
Total costs and expenses	25,437,457	30,659,853	111,796,087	96,980,345
Total operating income (loss)	4,070,641	(2,217,269)	8,775,084	1,382,925
Other income (expense), net
Interest income	5,824	6,062	20,727	22,820
Interest expense	(158,118)	(164,974)	(667,596)	(681,101)
Other income, net	28,828	13,438	75,880	53,497
Total other expense, net	(123,466)	(145,474)	(570,989)	(604,784)
Income (loss) from continuing operations before income taxes	3,947,175	(2,362,743)	8,204,095	778,141
Income tax provision (benefit)	1,631,602	(539,384)	3,378,205	653,442
Income (loss) from continuing operations	2,315,573	(1,823,359)	4,825,890	124,699
(Loss) gain from discontinued operations, net of tax (benefit) expense of ($6,509), $137,742 ($200,759) and ($267,736)	(32,793)	221,587	(332,748)	(443,760)
Net income (loss)	$2,282,780	$(1,601,772)	$4,493,142	$(319,061)
Net income (loss) per share of common stock — basic and diluted
Continuing operations	$0.09	$(0.07)	$0.19	$0.00
Discontinued operations	0.00	0.01	(0.01)	(0.02)
Net income (loss)	$0.09	$(0.06)	$0.18	$(0.01)
Weighted average shares outstanding — basic and diluted	25,451,354	25,451,354	25,451,354	25,451,354

The Goldfield Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	December 31,	December 31,
	2015	2014
ASSETS
Current assets
Cash and cash equivalents	$11,374,238	$9,822,179
Accounts receivable and accrued billings, net	17,250,067	17,840,680
Costs and estimated earnings in excess of billings on uncompleted contracts	10,292,199	6,537,280
Income taxes receivable	—	763,821
Prepaid expenses	1,210,780	585,678
Deferred income taxes	773,245	2,274,896
Other current assets	1,334,080	315,962
Total current assets	42,234,609	38,140,496

Property, buildings and equipment, at cost, net	34,671,947	37,002,843
Deferred charges and other assets	4,257,051	4,766,397
Total assets	$81,163,607	$79,909,736

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$10,002,231	$9,674,961
Contract loss accruals	65,322	2,547,816
Current portion of notes payable, net	5,815,510	3,657,772
Income taxes payable	483,763	—
Accrued remediation costs	135,786	1,048,380
Other current liabilities	234,161	1,537,971
Total current liabilities	16,736,773	18,466,900
Deferred income taxes	8,328,492	7,988,539
Accrued remediation costs, less current portion	107,429	15,000
Notes payable, less current portion, net	20,656,402	22,625,860
Other accrued liabilities	83,698	55,766
Total liabilities	45,912,794	49,152,065
Stockholders' equity
Common stock	2,781,377	2,781,377
Capital surplus	18,481,683	18,481,683
Retained earnings	15,295,940	10,802,798
Common stock in treasury, at cost	(1,308,187)	(1,308,187)
Total stockholders' equity	35,250,813	30,757,671
Total liabilities and stockholders' equity	$81,163,607	$79,909,736

The Goldfield Corporation and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
Electrical construction operations operating income (loss), is defined as consolidated operating income (loss) adjusted for non-electrical construction activity within operating income (loss) including: other operations gross margins and non-electrical construction selling, general and administrative, depreciation and amortization, and gain or loss on sale of property and equipment. Electrical construction operations operating income (loss), a non-GAAP financial measure, does not purport to be an alternative to the Company’s operating income (loss) as a measure of operations. Because not all companies use identical calculations, this presentation of electrical construction operations operating income (loss) may not be comparable to other similarly-titled measures of other companies. We believe investors may benefit from the presentation of electrical construction operations operating income (loss) in evaluating our operating performance because it provides our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations and is useful in comparing our operating results with those of our competitors.

	Three Months Ended		Year Ended
	December 31,		December 31,
Electrical Construction Operations Operating Income (Loss)	2015	2014	2015	2014
Total operating income (loss) (GAAP as reported)	$4,070,641	$(2,217,269)	$8,775,084	$1,382,925
Total operating income (GAAP as reported) as a percentage of consolidated revenue	13.8%	(7.8)%	7.3%	1.4%
Other operations gross margin	(118,143)	(16,394)	(169,205)	(677,951)
Non-electrical construction selling, general and administrative	1,144,854	998,712	4,443,178	3,878,861
Non-electrical construction depreciation & amortization	41,834	24,528	134,771	89,236
Non-electrical construction (gain) loss on sale of property and equipment	113	122	113	122
Electrical construction operations operating income (loss)	$5,139,299	$(1,210,301)	$13,183,941	$4,673,193
Electrical construction operations operating income (loss) as a percentage of electrical construction revenue	17.7%	(4.3)%	11.0%	4.9%

The Goldfield Corporation and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
Electrical construction operations income (loss) before income taxes, is defined as consolidated income (loss) from continuing operations before income taxes adjusted for non-electrical construction activity within income (loss) from continuing operations before income taxes including: other operations gross margins and non-electrical construction selling, general and administrative, depreciation and amortization, gain or loss on sale of property and equipment, interest income, interest expense, and other income. Electrical construction operations income (loss) before income taxes a non-GAAP financial measure, does not purport to be an alternative to the Company’s consolidated income (loss) from continuing operations before income taxes as a measure of income (loss). Because not all companies use identical calculations, this presentation of electrical construction operations income (loss) before income taxes may not be comparable to other similarly-titled measures of other companies. We believe investors may benefit from the presentation of electrical construction operations income (loss) before income taxes in evaluating our performance because it provides our investors with an additional tool to compare our performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core results and is useful in comparing our results with those of our competitors.

	Three Months Ended		Year Ended
	December 31,		December 31,
Electrical Construction Operations Income (Loss) Before Income Taxes	2015	2014	2015	2014
Total income (loss) from continuing operations before income taxes (GAAP as reported)	$3,947,175	$(2,362,743)	$8,204,095	$778,141
Other operations gross margin	(118,143)	(16,394)	(169,205)	(677,951)
Non-electrical construction selling, general and administrative	1,144,854	998,712	4,443,178	3,878,861
Non-electrical construction depreciation and amortization	41,834	24,528	134,771	89,236
Non-electrical construction loss on sale of property and equipment	113	122	113	122
Non-electrical construction interest (income)	(1,501)	(2,592)	(7,672)	(9,603)
Non-electrical construction interest expense	—	718	—	718
Non-electrical construction other (income), net	(28,083)	(43,803)	(72,109)	(47,606)
Electrical construction operations income (loss) before income taxes	$4,986,249	$(1,401,452)	$12,533,171	$4,011,918